LEASE AGREEMENT

STATE OF TEXAS
COUNTY OF TRAVIS

This Lease Agreement ("this **Lease**"), is made and entered into by and between **Endeavor 1601, LLC** ("**Landlord**") and **Energy Exploration Technologies, Inc.**, a Texas Corporation ("**Tenant**").

1. **Premises and Term.** In consideration of the obligation of Tenant to pay rent as provided in this Lease, and in consideration of the other terms, provisions, and covenants of this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord certain premises, **Suites G-100 (5647), A-200 (1200)** consisting of **6847** rentable square feet, described, and delineated on the demising plan contained in **Exhibit B** attached hereto and incorporated herein by this reference, situated within a building (the "**Building**") located on certain real property (the "**Land**") within the below-named County and State and more particularly described as follows:

1601 Rutherford, Suites G-100/A-200, Travis County, Austin, Texas 78754 and more particularly described in attached **Exhibit A**.

Together with the other improvements erected upon said premises (the said premises and the improvements located therein being hereinafter referred to as (the "**Premises**").

To have and to hold the Premises, subject to the other terms and provisions of this Lease, for a term commencing on **July 1, 2023 ending on June 30, 2024** (the "**Term**"). Tenant acknowledges that the premises have been inspected and that Tenant accepts the Premises in the present condition as suitable for the purpose for which the Premises are leased. Tenant further acknowledges that no representations as to the repair of the Premises, nor promises to alter, remodel, or improve the Premises, have been made by Landlord, except for those expressly set forth in this Lease. If this Lease is executed before the Premises become vacant or otherwise available and ready for occupancy, or if any present tenant or occupant of the Premises hold over and Landlord cannot acquire possession of the Premises prior to the originally scheduled commencement date, Landlord shall not be deemed to be in default, and Tenant agrees to accept possession of the Premises at such time as Landlord hereby waives payment of rent covering any period prior to the tendering of possession of the Premises to Tenant.

2. **Rent.** Tenant agrees to pay to Landlord rent for the Premises, without deduction, set off, or abatement, for the term, at the rate of (See **Exhibit C**) per month. This first monthly installment shall be due and payable on the first business day of July 2023, and a like monthly installment shall be due and payable in advance without demand on or before the first business day of each succeeding month during the hereby-demised Term. In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of **$14,835.17** (the "**Deposit**"), which Deposit shall be held by Landlord, without obligation for interest as security for the performance of Tenant's covenants and obligations under this Lease, it being expressly understood and agreed that such Deposit is not an advance rental deposit or measure of Landlord's damages in case of default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of rent and any other damage, injury, expense or liability caused by such event of default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. If there be no event of default by Tenant in existence, any remaining balance of Deposit shall be returned by Landlord to Tenant upon expiration of this Lease. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of denominated

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as rent, shall constitute rent for the purposes of this lease and for purposes of Section 502 (b) (6) (comparable provision of any future bankruptcy law) of the Federal Bankruptcy Code, U.S.C. Sections 101 et seq. (the "**Bankruptcy Code**").

3. **Disclaimer of Warranties.** Except as expressly set forth in this Lease, neither Landlord nor any officer, partner, agent, employee, or representative of Landlord, makes or has made any warranties or representations of any kind or character, express or implied, with respect to the Premises, or any portion thereof, its physical condition, income to be derived therefrom, or expenses to be incurred with respect thereto, its fitness or suitability for any particular use, or any other matter of thing relating to or affecting the same. There are no oral agreements, warranties or representations collateral to or affecting the Premises or any portion thereof, except as may otherwise be expressly set forth in this lease. Landlord and Tenant each hereby agree that the Premises are leased in an "as is" condition.

4. **Use.** The Premises shall be used, to the extent permitted by applicable law, only for general office purposes, general office, manufacturing, and warehouse, to the extent applicable purpose as may be incidental thereto. Tenant shall at its own cost and expense obtain and always maintain all licenses and permits necessary for any such use. Tenant shall comply with all governmental laws, ordinances, and regulations applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon, or connected with the Premises, all at Tenant's sole expense. Without Landlord's prior written consent, Tenant shall not receive, store, or otherwise handle any product, material, or merchandise which is explosive or highly flammable or any material which may be corrosive or otherwise damaging to the Premises or any appurtenances thereto. Tenants will not, without Landlord's approval, permit the Premises to be used for any purpose which would render the insurance thereon void or the insurance risk more hazardous or the premiums therefore more expensive. In the event any such use of the Premises, or any part thereof, whether approved by Landlord or not, shall ever cause the insurance rates for policies carried by Landlord to increase, Tenant shall pay, as additional rent, the full amount by which such insurance rates increase a s a result of Tenant's use, without regard to whether such policy covers areas other than the Premises so long as such other covered hazardous use. Further, Tenant will not introduce into the Premises or use herein any equipment or fixtures which might be reasonably expected, due to excess weight, vibration, or any other characteristic, to cause damage to the Premises or undue interference with the occupants of adjacent premises. Additionally, Tenant shall not store any products, materials, or merchandise outside the exterior walls or interior demising walls of the Premises without Landlord's prior written consent, which shall not be unreasonably withheld.

5. **Taxes.**

A. Subject to the provisions of Paragraph 5.B, Landlord agrees to pay, before they become delinquent, all taxes, assessments (both general and special), or governmental charges (hereinafter collectively referred to as "taxes") lawfully levied or assessed against the Premises or any part thereof; provided, however, Landlord may at its sole cost and expense (in its own name or in the name of both Landlord and Tenant as it may deem appropriate) dispute and contest the same and in such case such disputed item need not be paid until finally adjusted to be valid and any right to appeal has lapsed. At the conclusion of such contest, Landlord shall pay the items contested to the extent that they are held valid, together with all items, court costs, interest and penalties relating thereto.

B. The amount of taxes levied or assessed against the Premises during any one real estate tax year to be paid by Landlord shall be the "maximum tax amount". If in any real estate tax year during the Term, or any renewal or extension; the taxes levied or assessed against the Building and Land are in an amount which causes the portion thereof allocable to the Premises to exceed the maximum tax amount, Landlord shall notify Tenant

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of the amount of taxes actually paid by Landlord for such tax year, and the amount of the excess which is payable by Tenant which excess shall be prorated between Tenant and all other tenants of the Building based on Tenant's Share (hereinafter defined). Tenant shall pay to Landlord on or before the payment date set forth in such notice (which date shall be not less than ten (10) days from the date of such notice), as additional rent, the amount of such excess; and the failure to pay such excess when due shall be treated as a failure to make payment of rent when due. Any payment to be made pursuant to this Paragraph 5.B with respect to the real estate tax year in which this Lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full tax year as that part of such tax year covered by the term of this Lease bears to a full tax year. Landlord's real estate tax statements with respect to the Premises shall be made available for inspection by Tenant at Landlord's offices during Landlord's business hours, or send to Tenant upon request.

6. **Landlord's Repairs and Common Area Obligations.**

A. Landlord shall at its own expense maintain only the roof, foundation, and the structural soundness of the exterior walls of the Building in good repair, reasonable wear and tear accepted. Tenant shall repair and pay for any damage caused by the negligence or willful misconduct of Tenant, or Tenant's employees, agents, or invitees, or caused by Tenant's default hereunder. The term "walls" as used herein shall not include windows, glass or plate glass, doors, or special store fronts. Tenant shall immediately give Landlord written notice of any defect or need for repairs, after which Landlord shall have a reasonable opportunity to repair same or cure such defect. Landlord's liability hereunder shall be limited to the cost of such repairs or curing such defect. In the event the Premises have air conditioning installed therein on the date of this Lease, then Landlord represents that on the commencement and through the Lease Term, such air-conditioning system shall be in good operating condition

B. Subject to the provisions of Paragraph 6.C, Landlord shall take reasonable care of the grounds around the Building, including mowing of grass, care of shrubs and trees, and general landscaping and will keep the parking areas, driveways, and alleys in a reasonably clean, usable and sanitary condition.

C. In addition to and separate from the rent payable under Paragraph 2, Tenant shall pay to Landlord Tenant's Share (hereinafter defined) of Maintenance and Use Charge (as hereinafter defined), as adjusted from time to time, pursuant to the provisions hereinafter stated. For purposes of this Lease the following terms shall have the hereinafter indicated meanings:

(i) The phrase "**Maintenance and Use Charge**" shall mean, for each calendar year (or portion thereof) during the Term of this Lease, the aggregate of all costs and expenses paid or incurred by Landlord in connection with the ownership, operation and maintenance of the Premises, except principal and interest on any debt, expenditures classified as capital expenditures for federal income tax purposes, expenses for which Tenant is required to reimburse Landlord, expenses for repair, replacements and general maintenance of portions of the Building which are paid by proceeds of insurance or by Tenant or other third parties; alterations attributable solely to tenants of the Building other than Tenant; depreciation of the Building; and leasing commissions.

(ii) The term "**Tenant's Share**" shall refer to a fraction, the numerator of which is the floor area (in square feet) of the Premises and the denominator of which is the aggregate leasable floor area 51,328 square feet) in the Building. Landlord and Tenant hereby stipulate that Tenant's Share is 13.3% of the total as of the commencement of the Term hereof.

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D. Monthly during the first year of the term of this lease, Tenant will pay Landlord the sum of **$6.00 psf,** per month, for the Maintenance and Use Charge, payable at the same time and place as the rent is payable; provided, however, if the Lease Term does not begin on the first day of a calendar month, Tenant shall pay a pro rata portion of such sum for such partial month; such applicable amount being herein referred to as the "Estimated Charge". Landlord shall have the right to adjust such monthly estimate as necessary.

E. Each calendar year occurring during the Term of this Lease (and subsequent to the expiration or other termination of this Lease if such occurs on a date other than the last day of a calendar year), Landlord will give Tenant notice of the total amount(s) paid by Tenant for the relevant calendar year together with the actual amount of the Tenant's Share of the Maintenance and Use Charge for such calendar year. If the actual amount of Tenant's Share of the Maintenance and Use Charge with respect to such period exceeds the aggregate amount(s) previously paid by Tenant, Tenant shall pay notice from Landlord. However, if the aggregate amount(s) previously paid by Tenant with respect thereto exceeds Tenant's Share of the Maintenance and Use Charge for such period, then, at Tenant's election, such surplus (net of any amounts then owing by Tenant to Landlord) shall be credited against the next ensuing installment of the Maintenance and Use Charge due hereunder by Tenant, or Landlord may refund such net surplus to Tenant within thirty (30) days following Landlord's calculation of Tenant's Share of the Maintenance and Use Charge with respect to any calendar year. Landlord shall be entitled to adjust, in its reasonable discretion, the Estimate Charge, such adjusted Estimate Charge to be payable on the first business day of the calendar month immediately following Landlord's notice of such adjustment and to remain in effect until further notice from Landlord.

7. **Tenant's Repairs.** Tenants shall, at its own cost and expense, keep all other parts of the leased Premises, including but not limited to, windows, glass and plate glass, doors (including overhead doors), any special store front, interior walls and finish work, floors and floor coverings, gutters, downspouts and protective posts therefore, curbs, dock, boards, dock bumpers, dock levelers, steps and landings. Plumbing work and fixtures, gas, electric, water and other utility lines, shall take good care of the fixtures and suffer no waste. Tenant will be responsible for ensuring the HVAC system is properly maintained in the way of repair and preventative maintenance by a Licensed Professional heating, ventilation and air conditioning individual and or company, for the Term of this Lease and subsequent renewal terms.

Tenant shall keep the Premises free of all pest infestation, including, but not limited to, termites and rodents, and shall maintain a regular pest control prevention program. Except as set forth in the last sentence of this Paragraph 7, Tenant shall not be obligated to repair any damage caused by fire, tornado, or other casualty covered by items set forth under the extended coverage provisions of Landlord's fire insurance policy. In the event the Premises are served by rail track or spur track, then Tenant, notwithstanding the provisions of any rail track agreements to the contrary shall be liable and responsible for maintaining, or reimbursing the rail carrier for the maintenance of, the portion of the track and related facilities adjacent to the Premises. Tenant shall also be obligated to repair any damage to the Premises or any part thereof caused by the negligent act or willful misconduct of Tenant, its agents, customers, employees, or invites regardless of whether Tenant would otherwise be obligated to make such repair by the provisions hereof.

8. **Alterations.** Tenant shall not make any major alterations, additions, or improvements to the Premises without the prior written consent of Landlord. Tenant may, without consent of Landlord, but at Tenant's own cost and expense and in a good workmanlike manner, make such minor alterations, additions, or improvements or erect, remove or alter such partitions, or erect such shelves, bins, machinery, and trade fixtures as it may deem advisable, without altering the basic character of the Building or improvements, without affecting the structural or load bearing elements of the Building or

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improvements, without overloading or damaging such Building or improvements or any utility systems servicing same, and without interference to the other occupants of the Building or any other of Landlord's tenants, and in each case complying with all applicable governmental laws, ordinances, regulations, and other requirements. At the termination of this Lease, Tenant shall, if Landlord so elects, and at Tenant's sole cost and expense, remove all alterations, additions, improvements, and partitions erected by tenant and restore the Premises to their original condition; otherwise, such improvements shall be delivered to Landlord with the Premises. All shelves, bins, machinery, and trade fixtures installed by Tenant may be removed by Tenant at the termination of this Lease, if Tenant so elects, so long as no event of default by Tenant is then in existence, and shall be removed if required by Landlord. All such removals and restorations shall be accomplished in a good workmanlike manner so as not to damage the primary structure or structural qualities of the building and other improvements situated on the Premises. Any fixtures installed in the Premises by Tenant other than shelves, bins, machinery, and similar trade fixtures shall become the property of Landlord when installed.

9. **Signs.** Tenant shall have the right to install signs upon the exterior of the building and other improvement situated on the Premises only when first approved in writing by Landlord and subject to any applicable governmental laws, ordinances, regulations, and other requirements and subject to applicable restrictive covenants, if any, Tenant shall remove all such signs at the termination of this Lease. Such installations and removals shall be made in such manner to avoid injury or defacement of the Building and other improvements situated on the Premises.

10. **Inspection.** Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises, upon 72 hours notice to Tenant, at any time during reasonable business hours for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required to be made by Landlord under the terms of this Lease and for the purpose of showing the Premises and the Building to prospective purchasers. During the period that is six (6) months prior to the end of the Term hereof, Landlord and Landlord's agents and representatives shall have the right to enter the Premises, upon 72 hours notice to Tenant, at any time during reasonable business hours for the purpose of showing the Premises to prospective tenants and shall have the right to erect on the Premises a suitable sign indicating that the Premises are for sale or lease.

11. **Utilities.** Landlord agrees to provide such water, electricity, telephone, and other utility service connection into the premises as may be presently in place. Tenant shall pay all charges incurred for any utility services used on or from the Premises and any maintenance charges for utilities, shall be responsible for any costs associated in any manner with any additional utility connections to the Premises, which Tenant may require, and shall furnish all electric light bulbs and tubes. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) to the Premises, or to Landlord. If any such utilities are not separately submetered or metered, Landlord shall calculate the cost of Tenant's share of any such utilities on such equitable basis as may be determined by Landlord with respect to any such utilities. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.

12. **Assignment and Subletting.**

A. Tenant shall not have the right to assign this Lease or to sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonable withheld. Notwithstanding any assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of rent herein specified and for compliance with all of the other obligations imposed on Tenant under the terms, provisions, and covenants of this Lease. Upon the occurrence of an "**Event of Default**" as hereinafter defined, if the Premises or any part thereof are then assigned or

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sublet, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from such assignee or subtenant all rents or payments becoming due to Tenant under such assignment or sublease and apply such rent or payment against any sums due to Landlord by Tenant. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease. Landlord shall not have the right to assign any of its rights under this Lease.

B. If Tenant is a corporation, then any transfer of this Lease from Tenant by merger, consolidation or dissolution shall not constitute an assignment for the purpose of this Lease; provided, however, that acquisition of all stock of a corporate Tenant by any corporation, the stock of which is listed on either the New York or American Stock Exchange, or the merger of a corporate Tenant into such a corporation, the stock of which is so listed, shall not itself be deemed to be a violation of Paragraph 12 hereof. For purposes of this Paragraph 12.B, the term "voting stock" shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation involved.

C. If Tenant is a general partnership having one or more corporations as partners or if Tenant is a limited partnership having one or more corporations as general partners, the provisions of the preceding Paragraph 12.B shall apply to each of such corporations as if such corporation alone had been the Tenant hereunder.

13. **Fire and Casualty Damage,**

A. If the Premises should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give immediate written notice hereof to Landlord.

B. If the Premises or the Building should be totally destroyed by fire, tornado, or other casualty, or if either should be so damaged that rebuilding or repairs can be completed within 200 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, but Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair such Building to substantially the condition in which it existed prior to such damage except that (I) Landlord shall not be required to so rebuild or repair if less than twelve (12) months remain in the Term hereof after the expiration of such 200 day period, (ii) Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, and other improvements which may have been placed on the Premises by Tenant, and (iii) so long as Landlord has complied with the provisions hereof relating to insurance coverage, Landlord shall not be obligated to expend any funds in excess of available insurance proceeds attributable to such damage in rebuilding the Premises. If the Premises are untenable in whole or in part following such damage, the rent payable hereunder during the period the Premises are untenable and shall be waived or reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within 200 days after the date upon which Landlord is notified by Tenant of such damage, Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord within thirty (30) days after the expiration of such 200-day period, as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and determine.

C. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant, whereupon all rights and obligations hereunder shall cease and determine.

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D. Any insurance which may be carried by Landlord or Tenant against loss or damage to the buildings and other improvements situated on the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

E. Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under then by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage casualties covered by the insurance maintained hereunder, even is such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such times as the releaser's policies contain a clause or endorsement to the effect that any release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder. Each of Landlord and Tenant agrees that it will request its insurance carriers to include in its policies such a clause or endorsement.

F. Landlord covenants and agrees to maintain standard fire and extended coverage insurance covering the building (exclusive of any of Tenant's fixtures, furnishings, and equipment attached thereto or located thereon) in an amount not less than eighty percent (80%) of the replacement cost thereof. If during the second full lease year after the commencement date of this lease, or during any subsequent year of the primary term or any renewal or extension, the insurance premiums for the fire and extended insurance carried by Landlord shall exceed the premiums for such insurance for the first full lease year of the Term hereof, Tenant shall pay to Landlord, within fifteen (15) days after receipt by Tenant of notice of the amount thereof, as additional rent, Tenant's Share of the amount of such excess and the failure to pay Tenant's Share of such excess upon demand shall be treated in the same manner as a failure to make payment of rent when due.

14. **Liability.** Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons, or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of Tenant, its agents, servants, or employees, or of any other person entering upon the Premises or caused by the Building and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water, or steam or by electricity emanating from the Premises, or due to any cause whatsoever, and Tenant agrees to indemnify Landlord and hold it harmless from any loss, expense, or claims, including attorney's fees, arising out of any such damage or injury; except that any injury to person or damage to property caused by the gross negligence of Landlord or by the failure of Landlord to repair and maintain that part of the Premises which Landlord is obligated to repair and maintain within a reasonable time after the receipt of written notice from Tenant of needed repairs or defects shall be the liability of Landlord and not of Tenant. Tenant shall procure and maintain throughout the term of this lease a policy or policies of insurance at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with Tenant's use or occupancy of the Premises, or by the condition of the Premises, the limits of such policy or policies to be in an amount not less than $1,000,000.00 in respect of any one occurrence and in an amount not less than $500,000.00 in respect of the property damaged or destroyed, and to be written by insurance companies qualified to do business in the state in which the Premises are located. Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord and renewals thereof as required shall be delivered to Landlord at least ten (10) days prior to the expiration of the respective policy terms. All such policies shall contain provisions requiring that the insurer give Landlord not less than thirty (30) days prior written notice of the cancellation of such policies.

15. **Condemnation.**

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A. If the whole or any substantial part of the Premises or the Building or Land upon which the Premises are located should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall occur. For the purposes hereof "substantial part of the Premises" shall be deemed to mean such portion of the Premises the loss of which would, in Landlord's reasonable opinion, materially lessen the usefulness of the Premises to Tenant for the purposes for which Tenant is then using the Premises.

B. If less than a substantial part of the Premises or the Building or Land upon which the Premises are located shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

C. In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings.

16. **Holding Over.** Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Term of this Lease, as may be renewed or extended, unless otherwise agreed in writing, such holding over shall constitute and be construed as creating a month-to-month tenancy only, cancelable at the will of Landlord, at a rental equal to the greater of (a) the then fair market rental value of the Premises or (b) the total rental payable for the last month of the term hereof plus 150%) of such amount, payable in full on the first day on which Tenant holds over and on the first day of each month thereafter during such holdover period. The inclusion of the preceding sentence shall not be construed as Landlord's permission for Tenant to hold over.

17. **Quiet Enjoyment.** Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances, and other building and fire ordinances and governmental regulations relating to the use of such property and easements restrictions and other conditions of record. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior right and authority to enter into this Lease and that Tenant, upon paying the rental and performing its other covenants and agreements under the terms of this Lease, shall peaceably and quietly have, hold, and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, or anyone claiming by, through, or under Landlord, but not otherwise, subject to the terms and provisions of this Lease.

18. **Renewal or Termination at Lease Term.** Tenant agrees to give Landlord a written notice sixty (60) days in advance of the last day of the original lease Term or renewal period as to whether the Tenant agrees to a lease renewal term or the Tenant will vacate the leased premises. In the event the Tenant gives notice to vacate, the Landlord has the right to market and show potential tenants the leased premises as of the date of the written notice. The Landlord has further rights to place marketing signage at the leased premises.

19. **Events of Default.** The following events shall be deemed to be Events of Default by Tenant under this Lease.

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(a) Tenant shall fail to pay installment of the rent or additional rent hereby reserved (including, without limitation, amounts payable pursuant to Paragraphs 4,5,6,11 and 13 hereof) or shall fail to perform or discharge any other obligation or liability of Tenant under this Lease requiring the payment of money when any such payment is due provided such failure to pay or perform remains uncured for five (5) business days after receipt of written notice from Landlord.

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(c) Tenant shall file a petition under any section or chapter of the Bankruptcy Code or under any present or future bankruptcy, insolvency, or similar law or statue of the United States or any state thereof heretofore enacted; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

(d) A receiver, trustee, or custodian shall be appointed for, or shall take possession of, all or substantially all of the assets of Tenant.

(e) Tenant shall abandon or vacate any substantial portion of the Premises.

(f) Tenant shall fail to comply with any term, provision, or covenant of this Lease or shall fail to discharge any obligation or liability hereunder not involving the payment of money, and shall not cure any such failure within five (5) business days after written notice thereof to Tenant, provided that if such default is not susceptible to cure within five (5) business days, Tenant shall be deemed to have cured such default if Tenant has commenced efforts to cure such default within such five (5) business day period and diligently pursues and completes such curative actions within a reasonably prompt period of time thereafter.

20. **Remedies.** Upon the occurrence of any such events of default described herein, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever (Tenant hereby expressly waiving any such notice or demand):

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord without any payment therefore, and if Tenant fails to to so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by any lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary, without being liable for prosecution or any claim of damage therefore, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination whether through inability to relet the Premises on satisfactory terms or otherwise.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary, without being liable for prosecution or any claim for damages therefore, and relet the Premises, in the name of Landlord or otherwise, for such term (which may be greater or lesser than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its sole discretion, may determine, and receive the rent therefore. In the event of any such re-entry or dispossession, Tenant shall not thereby be relieved of its liability and obligations under this Lease, which shall survive any such re-entry or dispossession, and in that event (i) the rent and other charges required to be paid

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by Tenant up to the time of such re-entry or dispossession shall become due and payable, together with such reasonable expenses as Landlord may incur for reasonable attorneys' fees, brokerage commissions, and/or expenses of putting the Premises in such condition as the Tenant under provisions hereof is required to maintain, or for preparing the same for reletting and (ii) Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant's covenants herein contained, an amount equal to the sum of (A) the base rental set forth in Paragraph 2 hereof and (B) all additional rental payable by Tenant under the provisions hereof, as if this Lease were still in effect, less the net amount, if any, of the rents and all other amounts collected on account of the Lease or Lease of the Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease as the same may theretofore have been extended. In computing the amount of such liquidated damages there shall be included such expenses as Landlord may incur in connection with reletting, including reasonable attorneys' fees, brokerage commissions, expenses of keeping the Premises in the condition Tenant is required to maintain under the provisions of this Lease, or expenses of preparing the same for reletting. Any such liquidated damages shall be paid in monthly installments by Tenant on the day specified hereunder, and any suit brought to collect the amount of the deficiency of any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.

(c) Enter upon the Premises by any lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary without termination this Lease and without being liable for prosecution or any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant form such action whether caused by the negligence of Landlord or otherwise.

In the event Tenant fails to pay any installment of rent or additional rent hereunder as and when such installment is due, Tenant shall pay to Landlord on demand a late charge in an amount equal to fifteen percent (15%) of such installment; and the failure to pay such amount within ten (10) days after demand therefore shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions, and covenants herein contained. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce on or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. If, on account of any breach or default by Tenant in Tenant's obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning, or to enforce or defend, any of Landlord's rights or remedies hereunder, Tenant agrees to pay any reasonable attorneys' fees. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed an acceptance of the surrender of the Premises and no agreement to accept a surrender of said Premises shall be valid unless in writing signed by Landlord. The receipt by Landlord of rent with knowledge of the breach of any covenant or other

Tenant TE

Landlord

provision contained in this Lease shall not be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants contained herein.

20. **Mortgages.** Tenant accepts this Lease subject and subordinate to any mortgage(s) and /or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or any portion thereof. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. With respect to any mortgage(s) and/or deed(s) of trust at any time hereafter created which constitute a lien or charge upon the Premises or the improvements situated thereon. Landlord agrees to request the holder of such mortgage to enter into a non-disturbance and attornment agreement with tenant providing for such lender to honor this Lease and Tenant's interest in the Premises so long as Tenant is not in default hereunder. However, Landlord makes no warranty that any such agreement is obtainable, and Tenant's obligation to subordinate this Lease to any such mortgage shall not be dependent upon the execution of any such agreement.

21. **Landlord's Default.** In the event Landlord should become in default in any payments due on any such mortgage described in the above Paragraph 20 or in the payment of taxes or any other items which might become a lien upon the Premises and which Tenant is not obligated to pay under the terms and provisions of this Lease, Tenant is authorized and empowered, after giving Landlord (and the holder of any mortgage or deed of trust lien encumbering the Premises of which it has received notice) five (5) days prior written notice of such default and if Landlord fails to cure such default, to pay any such items for and on behalf of Landlord, and the amount of any item so paid by Tenant for or on behalf of Landlord, together with any interest or penalty required to be paid in connection therewith, shall be credited against the installments of rent next payable by Tenant hereunder; provided, however, that Tenant shall not be authorized and empowered to make any payment under the terms of this Paragraph 21, unless the items paid shall be superior to Tenant's interest hereunder.

22. **Mechanic's Liens.** Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach, if at all, only to the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the rights, titles, and interest of Landlord in the Premises or under the terms of this lease. Further, Tenant agrees that it will immediately remove and have released any mechanics', materialmen's or similar lien which may become attached to the Premises or any interest therein during the term hereof.

23. **Notices.** Each provision of this instrument or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

Tenant TE
Landlord LL

A. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address herein below set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

B. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address herein below set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

C. Any notice or document required or permitted to be delivered hereunder (other than a payment, which shall be deemed received only when actually received) shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, certified or registered mail, addressed to the appropriate party hereto at the address set out opposite its name below, or at such other address as it has theretofore specified by written notice delivered in accordance herewith:

LANDLORD:
Endeavor 1601, LLC
8870 Business Park Dr. Ste. 100
Austin, TX 78759

TENANT:
Energy Exploration Technologies, Inc.
1500 Cordova Rd. #302
Ft. Lauderdale, FL 33316
Attn: Geri Berkowitz
geri@energyx.com

If and when included within the term "Landlord" as used in this instrument, there are more than one person, firm or corporation all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address for the receipt of notices and payments to Landlord; if and when included within the term "Tenant" as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address within the continental United States for the receipt of notices and payments to tenant. All parties included within the terms "Landlord" and "Tenant" respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

24. **Miscellaneous.**

A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires.

B. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors, and permitted assigns, except as otherwise herein expressly provided.

C. The captions are inserted in this lease for convenience only and in no way define, limit or describe the scope or intent of this Lease, or any provision hereof, nor in any way affect the interpretation of this Lease.

D. This Lease may not be altered, changed, or amended except by an instrument in writing executed by Landlord and Tenant.

E. This instrument [including all Exhibits and Riders (signed or initialed by Landlord and Tenant) which are attached hereto] constitutes the entire agreement between Landlord and Tenant. No prior written or prior contemporaneous oral statements, promises or representations shall be binding.

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Landlord LL

F. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Lease, but such other provisions shall continue in full force and effect.

G. This Lease shall be construed and enforced in accordance with the laws and judicial decisions of the State of Texas.

H. Under no circumstances whatsoever shall Landlord ever be liable hereunder for consequential damages or special damages; and all liability of Landlord for damages for breach of any covenant, duty or obligation of Landlord hereunder may be satisfied only out of the interest of Landlord in the Land and Building existing at the time any such liability is finally adjudicated and all rights to appeal have lapsed. The term "Landlord" means only the owner of the Land and in the event of the transfer by such owner of its interests in the Land, such owner shall thereupon be released and discharged from all covenants and obligations of Landlord thereafter accruing but such covenants and obligations shall be binding upon each new owner for the duration of such owner's ownership.

I. In the event of any act omission which would give Tenant the right to damages from Landlord or the right to terminate this lease by reason of a constructive or actual eviction from all or part of the Premises or otherwise, Tenant shall not sue for such damages or exercise any such right to terminate until (a) it shall have given written notice of such act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any first mortgage or first deed of trust affecting the Premises if the name and address of such holder(s) shall have previously been furnished to Tenant; and (b) a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, during which time Landlord and such holder(s) or either of them, their agents or employees, shall be entitled to enter upon the Premises and do therein whatever may be necessary to remedy such act or omission.

J. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation from any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord.

K. Landlord and Tenant agree and intend that this Lease shall supersede Section 92.008 of the Texas Property Code (and any successor statute) to the extent of any conflict, without limiting the foregoing; none of the obligations or duties imposed by such section shall be binding upon Landlord unless expressly provided for in this Lease.

25. **Return of Premises.** At the end of the Term covered by this Lease, or upon such earlier termination of this Lease as provided herein, Tenant shall surrender the Premises to Landlord in the same good order and condition as the Premises were in prior to the beginning of the Term hereof, reasonable wear and tear excepted; provided, that in any case the Premises shall be surrendered to Landlord reasonable clean and free of debris. At such time Tenant shall deliver to Landlord all keys to the Premises. Any equipment, trade fixtures, or other property of Tenant left in the Premises after the end of this Lease shall be conclusively deemed to have been abandoned by Tenant, and Landlord may thereupon without notice to Tenant take possession of such property and, at Landlord's option either (i) declare same to be the property of Landlord, or (ii) at the sole cost and expense of Tenant, dispose of such property in any manner and for whatever consideration Landlord in its sole discretion shall deem most advisable. Tenant agrees that it will, probably upon Landlord's request, execute at Tenant's sole cost and expense, such bills of sale or other evidences of title to such property as Landlord may request.

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Landlord ll

26. **Special Provisions.** Additional provisions, if any, set forth on Exhibits and Riders attached hereto and made a part hereof for all purposes are incorporated herein as if fully set forth in this paragraph. The attached Exhibits and Riders are SEE BELOW.

EXHIBIT A – LEGAL DESCRIPTION
EXHIBIT B – FLOOR PLAN, BUILD OUT
EXHIBIT C – RENT SCHEDULE and IMPROVEMENTS

EXECUTED the 12 day of June, 2023

LANDLORD:	TENANT:
Endeavor 1601, LLC	Energy Exploration Technologies, Inc
Signed DocuSigned by: Khalil Kajani 1CD7F9830A6C4FC...	Signed DocuSigned by: [signature] 00D71C3A482B454...
Khalil Kajani	
Managing Partner	
Date 6/12/2023	Date June 11, 2023 | 10:36 AM PDT

Tenant TE
Landlord KK

EXHIBIT "A"
PROPERTY DESCRIPTION

Lot 4B Re-subdivision of Lot 4, Headway 6, an addition in Travis County, Texas, as amended according to the map or plat thereof recorded in Volume 89, page 176, of the plat records of Travis County, Texas.

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Landlord

EXHIBIT "B"
FLOOR PLAN

A-200 Layout


OVERHEAD DOOR
GRADE LEVEL
REST
Room
WAREHOUSE
OFFICE

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Landlord

G100/G200


EXIT
53'2" x 40'6"
LEGEND
Electric Breaker Box
Water Heater
Security System
Door
Double Doors
Entrance
OUTSIDE
STAIRS
12'5" x 9'7"
12'5" x 9'7"
Restroom
10'2" x 4'11"
Restroom
10'2" x 5'6"
Closet
10'2" x 5'2"
G2
Entrance
Restroom
Restroom
Kitchen Area
7'10" x 7'1"
SS
16'9" x 7'1"
EXIT
14'3" x 11'8"
14'3" x 11'8"
18'11" x 9'10"
18'11" x 13'6"
33'4" x 9'10"
9'6" x 10'11"
13'7" x 10'11"
23'7" x 7'

Tenant TE
Landlord

EXHIBIT "C"
SCHEDULE OF RENTS AND IMPROVEMENTS

July 1, 2023 to June 30, 2024
$20.00 psf RENT $6.00 psf CAM = $14,835.17 per month

Due upon lease execution:
Deposit: $14,835.17
First month: $14,835.17
Total: $29,670.33

IMPROVEMENTS/MAINTENANCE BY LANDLORD

Space is leased in "as is" condition.

HVAC: Tenant responsibility.

Landlord is not required to make any repair in connection with or resulting from (i) any alteration or modification to the Premises or to the Building equipment performed by, for, or because of Tenant or to special equipment or systems installed by, for, or because of Tenant, (ii) the installation, use or operation of Tenant's property, fixtures and equipment, (iii) the moving of Tenant's property in or out or about the Premises, (iv) or in a manner not contemplated by the parties at the time of execution of this Lease.

SIGNAGE:

Landlord will have final approval of all exterior signage. All signage must be uniform with existing building signage, which is a requirement of the Walnut Creek Business Park Owner's Association.

Tenant TE
Landlord